As filed with the Securities and Exchange Commission on August 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYLA Technologies Co., Ltd.

(Exact name of Registrant as specified in its charter)

Japan	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ebisu Prime Square Tower 7F, 1-1-39

Hiroo, Shibuya-ku, Tokyo, Japan

(Address of Registrant’s principal executive offices)

Employee Stock Purchase Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, address and telephone number of agent for service)

With copies to:

Gillian Emmett Moldowan, Esq.	Masahisa Ikeda Toshiro Mochizuki
Shearman & Sterling LLP	Shearman & Sterling LLP
599 Lexington Avenue	Fukoku Seimei Building, 9th Floor
New York, NY 10022	2-2-2 Uchisaiwaicho
(212) 848-5356	Chiyoda-ku, Tokyo 100-0011
Japan
+81-3-5251-1601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This registration statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on April 18, 2023 (File No. 001-41662); and
(b)	The description of the Registrant’s securities contained in the registration statement on Form 8-A, filed with the Commission on March 24, 2023 (File No. 001-41662), including all other amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this registration statement if such report on Form 6-K so states that it is incorporated by reference herein. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan (the “Civil Code”) applicable to the relationship between the Registrant and its directors. Section 10 of the Civil Code, among other things, provides in effect that:

(a)	Any director of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director;
(b)	If a director of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director, the director may demand reimbursement therefor and interest thereon after the date of payment from such company;

(c)	If a director has assumed an obligation necessary for the management of the affairs of such company, the director may require such company to perform it in the director’s place or, if it is not due, to furnish adequate security; and
(d)	If a director, without any fault on the director’s part, sustains damage through the management of the affairs of such company, the director may demand compensation therefor from such company.

Pursuant to the Articles of Incorporation of the Registrant and Article 427 of the Companies Act, the Registrant has entered into agreements with non-executive directors to limit their liability to the Registrant with respect to loss or damage caused by their acts stipulated in Article 423 of the Companies Act. However, the amount of such limited liability shall be the minimum liability limit stipulated by laws and regulations.

In addition, the Articles of Incorporation of the Registrant include limitation of liability provisions, pursuant to which the Registrant can exempt, by resolution of its board of directors, its non-executive directors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

The Registrant maintains, at its expense, a directors’ and officers’ liability insurance policy for each of its directors. The policy insures each of the Registrant’s directors against certain liabilities that they may incur in their capacity as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 1.1 to the report on Form 6-K furnished to the Commission on July 6, 2023 (File No. 001-41662)).

4.2	Form of Deposit Agreement among the Registrant, the Depositary, and holders and beneficial owners of the Registrant’s American Depositary Shares (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-268420)).

4.3	Specimen American Depositary Receipt of the Registrant (incorporated herein by reference to Exhibit A in Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-268420)).

23.1*	Consent of MaloneBailey, LLP.

24.1*	Power of Attorney (included as part of the signature pages to this registration statement).

99.1*	Articles of Association of SYLA Technologies Co., Ltd. Employee Share Holding Association (American Depositary Shares).

99.2*	Implementing Rules for the Articles of Association of SYLA Technologies Co., Ltd. Employee Share Holding Association (American Depositary Shares).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on August 17, 2023.

SYLA Technologies Co., Ltd.

By:	/s/ Hiroyuki Sugimoto
Name:	Hiroyuki Sugimoto
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Hiroyuki Sugimoto and Nobuo Higuchi, and each of them, as such person’s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the indicated capacities effective as of August 17, 2023.

Signature	Capacity

/s/ Hiroyuki Sugimoto Hiroyuki Sugimoto	Chief Executive Officer, Co-President and Director (principal executive officer)

/s/ Nobuo Higuchi Nobuo Higuchi	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Yoshiyuki Yuto Yoshiyuki Yuto	Chairman of the Board of Directors, Chief Operating Officer, Co-President and Director

/s/ Takahide Watanabe Takahide Watanabe	Chief Strategy Officer and Director

/s/ Takeshi Fuchiwaki Takeshi Fuchiwaki	Director

Tomoyoshi Uranishi	Director

Ferdinand Groenewald	Director

Stuart Gibson	Director

/s/ Yozo Tachibana Yozo Tachibana	Director

Keiji Torii	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SYLA Technologies Co., Ltd. has signed this registration statement or amendment thereto in New York, New York on August 17, 2023.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Collen A. De Vries
Title:	Senior Vice President